Exhibit 10.28

Settlement and Release Agreement – Edmund L. Ponko, Jr.

This Settlement and Release Agreement (the “Agreement”) is made and entered between Edmund L. Ponko, Jr. (“Employee”) and Dietrich Industries, Inc. (“Company”). The effective date of Employee’s termination, and the last day of work, was June 5, 2007. In connection with this employment termination and in consideration of the release of claims and other obligations undertaken by the Employee as outlined herein, the following payments will be provided:

1.	Cash Payments:

(a) Salary Continuation Payments. The Company shall pay to the Employee an amount equal to $ 74,311.77 per month (the “Monthly Amount”) will be paid on the normal semi-monthly payroll schedule through March 5, 2008 (The “Payment Period”), for a total aggregate payment of equal to $668,806.00. These payments will be subject to all applicable taxes, including federal, state, city, social security and Medicare. This cash payment will be in lieu of all other forms of compensation (including, without limitation, any claim for severance payments), except that unused 2007 vacation will be paid in a lump sum included in the last check of the current calendar year in an amount equal to $ 21,083.

(b) Quarterly Bonus Payment. The Company will pay to the Employee his full bonus for the quarter ending May 31, 2007; which shall be determined and paid in the normal manner, will not be less than $ 70,000 and be paid no later than July 15, 2007.

(c) LTIP Payment. The management of the Company will recommend to the Compensation Committee of Worthington Industries, Inc. (“Worthington”) to pay to the Employee a cash payment for his cash performance award under the Worthington Industries Long-Term Incentive Plan (“LTIP”) for the three-year period ended May 31, 2007, such payment to be calculated and paid in accordance with the terms of the award and the LTIP. Worthington has received a commitment from the Chairman of such Committee to recommend such payment. Action on such award is expected in June 2007 with payment, assuming its approval, within a reasonable time thereafter at a time consistent with the payment of awards of others, but in any event no later than March 15, 2008.

2.

Health Care Coverage: Until the earlier of (i) the Payment Period and for the one calendar month immediately following the Payment Period, or (ii) such time as the Employee is eligible to receive health care coverage from a new employer, the Company will waive the cost to the Employee (except currently applicable employee co-pay) for health care coverage for the Employee and his eligible dependents whether Employee elects to receive such coverage under the Company’s health coverage pursuant to COBRA and/or the Company’s retiree health care coverage. Employee is eligible to purchase retiree health care coverage, so long as the appropriate election forms are completed and submitted within 30 days of the effective date of termination. Questions regarding this option should be directed to Wayne Dias (614-840-3639).

3.

Deferred Profit Sharing Plan: Employee’s Deferred Profit Sharing Plan account is 100% vested. Employee is eligible for a regular company contribution through the effective date of termination, and no further contributions will be made thereafter. Employee’s eligibility to make voluntary employee contributions will terminate on the effective date of Employee’s termination. Any existing Wellness or Plan Credits designated as a DPSP contribution will default to taxable cash through the end of the severance period or the end of the current calendar year should the severance period extend beyond the current calendar year. Distribution of DPSP account values will be made in accordance with the provisions of the Plan. Questions regarding Deferred Profit Sharing should be directed to Sheryl Marshall at 614 840-3227. Additionally, you may contact Sheryl Marshall to discuss the distribution of your Non-qualified Deferred Compensation Plan (NQ Plan) account. Distribution of your NQ Plan account will be made in accordance with such plans and applicable regulations, including, without limitation, Section 409A of the Internal Revenue Code and regulations issued thereunder.

4.

Other Benefit Plans: The Employee Assistance Program discontinues at the end of the month of Employee’s termination. Participation in the following voluntary, employee-paid plans – dental, supplemental life, child life, flexible spending accounts – will continue until December 31, 2007. Benefits under all other plans, including life insurance, supplemental life, and short/long term disability, will terminate on the effective date of Employee’s termination.

5.

Stock Options: Any stock options which are currently vested may be exercised in accordance with the plan’s provisions for retirement. Questions regarding stock options should be directed to Barb Watson at 614-840-3003.

6.	Outplacement Services: The Company, at its expense, will pay the fee for the approved outplacement services. (Right Management’s 6 month Executive Services).

7.	Miscellaneous Company Property: All Company items, including keys, credit cards, parking stickers, laptops, cell phone, etc. must be returned upon request of the Company.

8.

Confidentiality/Non-Competition Agreement: The provisions of the Employee’s existing confidentiality and non-competition agreement dated 1/17/99 are reconfirmed, except that section 2 thereof is amended to read as follows:

Employee agrees that during his employment with the Company and for a period of one year after he leaves the Company, he will not directly, or indirectly, without specific written consent of the Company: (i) compete with the Company in the Restricted Area, or act as an employee, agent, consultant, representative, officer or significant investor with or of, or receive any remuneration from, any entity which competes with the Company in the Restricted Area; (ii) attempt to take away or divert from the Company any business of any of the Company’s customers; (iii) interfere with the relationship between the Company and any of its customers or suppliers; or (iv) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere with the relationship between the Company and any of its employees. The “Restricted Area” is any area in the continental United States where the Company promotes, sells, manufactures, or provides any product, process or service.

For purposes of this Section 2, the term “Company” shall mean Dietrich Industries, Inc. For purposes of Clause (i), competing with the Company shall include the manufacture of metal framing products or accessories, and or the selling, directly or indirectly, of metal framing products or accessories, but shall not include the distribution of metal framing products or accessories except in instances in which Dietrich Industries is precluded by contract or other exclusive arrangement from participating in the business of the distributor. For purposes of clarity, Nucon is considered a competitor of the Company.

It is agreed that any non-competition provisions entered into in connection with or related to any employee stock options exercised by the Employee shall have an applicable term of one year, consistent with the provisions in this Section 2.

Should any provision be deemed to exceed the time, geographic or other limitations permitted by applicable law, then such provision shall be deemed reformed to the maximum time, geographic or other limitations permitted by such applicable law.

9.

Release of Claims: Employee, on behalf of himself, his heirs, executors, assigns and representatives, hereby releases the Company and its affiliates, and their respective officers, directors, shareholders, employees and agents, from any and all claims, demands, suits, or causes of action, known or unknown, arising out of his employment with the Company or his termination from employment with the Company. This Release specifically includes claims under Title VII, Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Family Medical Leave Act, Fair Labor Standards Act and any

other state or federal employment-related laws or regulations, and any wrongful discharge, discrimination or other employment-related claims, including claims based in tort and express or implied contract. Employee acknowledges 1) he has been furnished time to consider whether or not to sign this Release, 2) this Release is written in plain language understood by Employee, 3) Employee has been, and hereby is, encouraged to consult with an attorney prior to signing this document, 4) the payment received in exchange for this Release is sufficient additional consideration for the Release and 5) this Release only applies to claims or occurrences which exist on or prior to the Employee’s signature hereon. Employee is not waiving any rights (1) that cannot be waived by law but does forever waive his right to recover any damages should any local, state, or federal agency ever pursue a claim on his behalf against the released parties relating to any matter concerning his employment or separation from employment with the Company, (2) that apply to any claim Employee may make for expense reimbursement, workers compensation, under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) (3) that relate to any claim for indemnification by the Employee under the Company’s by-laws or any insurance policy covering officers, employees and/or directors of the Company and/or (4) to enforce the provisions of this Agreement.

10.

Notice of Concerns and Assistance: Employee represents that he has disclosed to appropriate officers of the Company any information or concerns he has concerning potential liabilities or contingencies with respect to the Company and which are not reflected in its financial books and records. Employee agrees to provide reasonable assistance to the Company and its affiliates in any litigation related to matters in which the Employee has knowledge or was involved during his employment with the Company.

11.	Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

12.

Effective Date: Employee acknowledges that he has been offered a period of at least twenty one (21) days during which to review and consider this Agreement and shall have seven (7) days after the date hereof within which to revoke this Agreement by notice to the Company (“Revocation Period”), with this Agreement not becoming effective until the Revocation Period has expired. If Employee chooses to sign this Agreement in advance of the expiration of 21 days, Employee voluntarily waives the balance of that period. Employee understands that the Company’s offer is only valid for and must be accepted within twenty-one (21) days from the date of delivery of this Agreement to Employee. Employee understands that revocation of this Agreement must be in writing to Dale T. Brinkman, Secretary, Worthington Industries, Inc., 200 Old Wilson Bridge Road, Columbus, Ohio 43085, fax number 614-840-3706.

/s/ Edmund L. Ponko, Jr.		Dietrich Industries, Inc.
Employee Signature

Edmund L. Ponko, Jr.		By:	/s/ George P. Stoe
Employee Name - Printed

Date:	June 19, 2007	Date:	June 18, 2007

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